Exhibit 3.1.26

State of Delaware Secretary of State Division of Corporations Delivered 05:20 PM 04/04/2006 FILED 05:11 PM 04/04/2006 SRV 060318001 – 4136974 FILE

CERTIFICATE OF INCORPORATION

OF

WEST INTERNATIONAL CORPORATION

ARTICLE I. NAME OF CORPORATION

The name of this corporation is West International Corporation.

ARTICLE II. NAME AND ADDRESS OF INCORPORATOR

The name and mailing address of the incorporator of this corporation is:

David C. Mussman

11808 Miracle Hills Drive

Omaha, NE 68154

ARTICLE III. REGISTERED OFFICE; REGISTERED AGENT

The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV. PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V. CAPITAL STOCK

The total number of shares of stock which this corporation shall have authority to issue is Ten Thousand (10,000). All such shares are to be designated as Common Stock, par value One Dollar ($1.00) per share, and are to be of one class.

ARTICLE VI. BOARD OF DIRECTORS

Section 6.01 General.

The business and affairs of this corporation shall be managed by, or under the direction of, a Board of Directors comprised as set forth in this Article VI.

Section 6.02 Number of Directors.

The number of directors of this corporation shall be as specified in the by-laws or fixed in the manner provided therein.

Section 6.03 Term of Office.

A director shall hold office until the annual meeting of stockholders next following his election and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 6.04 Election of Directors.

Election of directors need not be by written ballot except and to the extent provided in the by-laws of this corporation.

Section 6.05 Removal of Directors.

At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors.

Section 6.06 Vacancies.

Any vacancy on the Board of Directors that results from an increase in the number of directors of from the prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of this corporation if the Board of Directors has not filled the vacancy. Any director elected to fill a vacancy resulting from the prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his or her predecessor.

Section 6.07 Severability.

The invalidity or unenforceability of this Article VI or any portion hereof, or of any action taken pursuant to this Article VI, shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article VI.

ARTICLE VII. BY-LAWS

The Board of Directors, by vote of a majority of the whole Board of Directors, shall have the power to adopt, amend or repeal the by-laws of this corporation, but any by-law adopted by the Board of Directors may be amended or repealed by the stockholders.

ARTICLE VIII. MEETINGS OF STOCKHOLDERS; BOOKS OF CORPORATION

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of this corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or the by-laws of this corporation.

ARTICLE IX. LIABILITY OF DIRECTORS

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the person liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of this corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE X. COMPROMISE

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE XI. RESERVATION OF RIGHTS

The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time may be added or inserted, in whatsoever nature conferred upon stockholders or directors by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI.

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true on this 4th day of April, 2006.

/s/ David C. Mussman
David C. Mussman, Incorporator

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